Exhibit 10.47

FINAL

PURCHASE AND SALE AGREEMENT

BETWEEN

LB 833 CHESTNUT, LLC,

a Delaware limited liability company

AS SELLER,

AND

DIGITAL REALTY TRUST, L.P.,

a Maryland limited partnership

AS PURCHASER

As of January 11, 2005

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of January 11, 2005 (the “Effective Date”), by and between LB 833 CHESTNUT, LLC, a Delaware limited liability company (“Seller”) and DIGITAL REALTY TRUST, L.P., a Maryland limited partnership (“Purchaser”).

ARTICLE 1

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale of Fee Interest. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) that certain tract or parcel of land located in the City and County of Philadelphia, Pennsylvania, commonly known as “833 Chestnut East”, and more particularly described on Exhibit A, attached hereto and made a part hereof, together with all and singular rights and appurtenances pertaining to such property, including all right, title and interest of Seller (if any) in and to adjacent streets, alleys, rights-of-way, easements, covenants, rights, privileges, tenements, hereditaments and appurtenances thereto and all strips or gores of land adjacent thereto now or hereafter belonging or appertaining thereto (collectively, the “Land”);

(b) the buildings, structures, fixtures and other improvements on the Land (collectively, the “Improvements”) (the Land and the Improvements being, collectively, the “Real Property”);

(c) all of Seller’s right, title and interest in, to and under all tangible personal property upon the Land or within the Improvements owned by Seller and used exclusively in connection with the operation of the Real Property, including without limitation, all fixtures, machinery (including generators and back-up power supply systems), maintenance vehicles and equipment, tools, parts, carpeting, window treatments, Seller’s office equipment, computers, telephone and telecommunications equipment, furniture and supplies used in the management of the Real Property, situated in, on, over, under or about the Real Property or used in connection therewith, owned by Seller or in which Seller otherwise has an interest and which is not owned by the tenants or lessees or subtenants or sublessees (collectively, the “Tenants”) under the Leases (as such term is defined below) or other third parties, together with all replacements and substitutions therefor, including, but not limited to, those items set forth on Exhibit B, but excluding (i) cash and cash equivalents, (ii) computer software and computer files, and (iii) the personal property listed on Exhibit C, attached hereto and incorporated herein by this reference (the foregoing, other than the excluded items, being, collectively, the “Tangible Personal Property”);

(d) except for that certain Agreement of Lease, dated August 25, 2003, by and between Property Asset Management Inc. (“PAMI”) and Seller (the “Master Lease”), all of Seller’s right, title and interest in and to all leases, subleases, occupancy agreements, and any other similar agreements for the use, possession, or occupancy of any portions of the Real Property in effect as of the Effective Date or at the Closing Date (as defined in Section 4.1), including without limitation those listed and described on Exhibit D attached hereto and made a part hereof (the “Existing Leases”), any such new leases, subleases, occupancy agreements or other similar agreements for the use, possession, or occupancy of any portions of the Real Property entered into between the Effective Date and the Closing (as defined in Section 4.1) and (if required) approved by Purchaser in accordance with the terms of this Agreement (the “New Leases”), pursuant to which any portion of the interior of the Improvements is used, occupied or possessed by anyone other than Seller, and all written guaranties by third parties of the obligations set forth in this Section 1.1(d) under any such Existing Leases or New Leases (the “Guarantees”), and all of Seller’s right, title and interest in and to all license agreements for the use, possession, or occupancy of any portions of the Real Property in effect as of the Effective Date or at the Closing Date, including without limitation those listed and described on listed and described on Exhibit D hereto (collectively, the “License Agreements”) (the Existing Leases, the New Leases, the Guarantees and the License Agreements being, collectively, the “Leases”); and

(e) all of Seller’s right, title and interest in, to and under (i) the Designated Service Contracts (as defined in Section 5.7(b) of this Agreement), (ii) all assignable or transferable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property and (iii) any other assignable or transferable intangible personal property owned by Seller, or in which Seller otherwise has an interest, and used in connection with the Real Property, including without limitation the construction, alteration, reconstruction, and/or modification of the Real Property, or the business transacted thereon including, without limitation, all land use entitlements, development rights, licenses, permits, authorizations, names, including without limitation trade names used in connection with the Real Property, and telephone exchange numbers, plans, specifications, engineering studies, reports, drawings, prints, works of art, graphic designs, computer software, except for such computer software that is exclusively licensed or proprietary to Seller or the Property Manager (defined below) and books and records (except as specifically excluded in the definition of Tangible Personal Property) and other intellectual or intangible property used by Seller in connection with the Real Property, claims, causes of action with respect to matters for which Purchaser assumes liability pursuant to any of the Transaction Documents (or for which Purchaser may be subject to liability following the Closing) and (iv) all assignable or transferable governmental permits, licenses and approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority or quasi-governmental authority in connection with the

Property, together with all renewals and modifications thereof, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property, but only to the extent that such permits, licenses and approvals, certificates of occupancy, dedications, subdivision maps and entitlements are assignable and only to the extent that such permits, licenses and approvals relate to the Real Property or the Tangible Personal Property as opposed to other property of Seller not transferred in whole or in part to Purchaser pursuant to this Agreement (collectively, the “Intangible Property”).

1.2 Property Defined. The Land, the Improvements, the Tangible Personal Property, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article 2 hereof (collectively, the “Permitted Exceptions”).

1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total purchase price of FIFTY-NINE MILLION FIVE HUNDRED THOUSAND DOLLARS ($59,500,000.00) (the “Purchase Price”). This Agreement, and Purchaser’s obligations hereunder, are not contingent on any financing, including any financing secured upon all or any portion of the Premises, or any part thereof, or secured on any interest in the Purchaser.

1.5 Payment of Purchase Price. The Purchase Price, as adjusted by prorations and adjustments as herein provided, shall be payable in full at the Closing in cash by wire transfer of immediately available federal funds to a bank account of Commonwealth Land Title Company, a LandAmerica company, 888 West Sixth Street, Los Angeles, CA 90017; Attn: Don Hallman, Senior Vice President (the “Escrow Agent”) prior to the Closing (“Escrow Agent’s Account”), and shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing.

1.6 Earnest Money. Within three (3) Business Days following the Effective Date, Purchaser shall deposit with the office of Escrow Agent at 630 Third Avenue, 5th Floor, New York, New York 10017 the sum of Five Hundred Thousand Dollars ($500,000.00) (the “Initial Earnest Money”) in good funds, either by certified bank or cashier’s check or by wire transfer of immediately available funds. Within three (3) Business Days following the Inspection Date, Purchaser shall deposit with the office of Escrow Agent the additional sum of Five Hundred Thousand Dollars ($500,000.00) (the “Additional Earnest Money”; the Initial Earnest Money and the Additional Earnest Money shall be referred to herein as the “Earnest Money”) in good funds, either by certified bank or cashier’s check or by wire transfer of immediately available funds, and which Earnest Money shall not be refundable to Purchaser except as otherwise set forth in this Agreement (i.e., this Section 1.6, Sections 2.3, 3.2, 4.6, 6.2, 6.3 and 7.2 hereof). If Purchaser fails to deposit the Initial Earnest Money within such three (3) Business Day period after the Effective Date, Seller shall be entitled to terminate this Agreement, by written notice to Purchaser, at any time after the expiration of such three (3) Business Day period until the Initial

Earnest Money is deposited with Escrow Agent and upon such termination neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Escrow Agent shall invest the Initial Earnest Money and the Additional Earnest Money, when received, pursuant to Purchaser’s directions and in accordance with the terms and conditions of Article 10. All interest accruing and other income earned on such sum shall be for the account of Purchaser and shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. In any event, if Purchaser is entitled to have the Earnest Money returned to Purchaser pursuant to any provision of this Agreement, One Hundred Dollars ($100.00) of the Earnest Money shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. Time is of the essence for the delivery of the Earnest Money.

ARTICLE 2

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Escrow Agent, in its capacity as agent for Commonwealth Land Title Company, a LandAmerica company (the “Title Company”), has delivered to each of Purchaser and Seller (i) Title Company’s title commitment number NYLS. 104242-PA, having an effective date of September 5, 2004 (the “Title Commitment”) covering the Real Property and (ii) copies of all recorded documents referenced as exceptions to title to the Real Property on the Title Commitment (the “Title Documents”). In addition, Seller has delivered to Purchaser that certain existing ALTA survey of the Real Property (the “Existing Survey”) more particularly described on Exhibit E attached hereto.

2.2 Survey. Purchaser may, at its option and expense, employ a reputable (determined in Purchaser’s good faith discretion) surveyor or surveying firm, licensed by the Commonwealth of Pennsylvania to (i) update the Existing Survey or (ii) to independently survey the Real Property and prepare and deliver to Purchaser, the Title Company and Seller a survey thereof reflecting the total area of the Land, the location of all Improvements, recorded easements and encroachments, if any, located thereon and such other matters as may be requested by Purchaser, which survey shall be certified to both Seller and Purchaser (such update of the Existing Survey or such independent survey is referred to herein as the “Survey”). Upon completion of the Survey, Purchaser shall deliver three (3) prints of the Survey to Seller (provided that such delivery shall be made without any representation or warranty from Purchaser to Seller of any kind, including without limitation as to the accuracy or completeness thereof).

2.3 Title Objections; Cure of Title Objections. Purchaser shall have until forty (40) days after the Effective Date (the “Title Objection Deadline”) to notify Seller, in writing, of such objections as Purchaser may have to the Title Commitment or the Survey, other than the Permitted Exceptions described in clauses (a) through (d) of Section 2.4, which objections shall be made in one notice. Any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not object on or before the Title Objection Deadline (or if

Purchaser elects not to obtain an update to the Existing Survey, all matters not shown on the Existing Survey that would be shown by an accurate, current survey of the Real Property) shall also be deemed a “Permitted Exception”. In the event Purchaser shall notify Seller of objections to title or to matters shown on the Survey on or before the Title Objection Deadline, Seller shall have the right, but not the obligation, to cure such objections. On or before the date that is five (5) Business Days after receipt of Purchaser’s written objections to the Title Commitment and the Survey, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections (and Seller’s failure to provide such a notice shall be deemed an election by Seller not to cure any such objection). If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, Seller shall use commercially reasonable efforts to attempt to remove, satisfy or cure the same (provided that, if such objections are not removed, Purchaser can accept or reject such other satisfaction or cure in Purchaser’s sole discretion). For this purpose each of Seller and Purchaser shall be entitled to a reasonable extension of the Closing if additional time is required, but in no event shall the extension extend for more than thirty (30) days in the aggregate beyond the initial Closing Date. If Seller elects (or is deemed to have elected) not to cure any valid objections specified in Purchaser’s notice, or if Seller fails or is unable to effect a removal, satisfaction or cure prior to the Closing (or any date to which the Closing had been extended), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to satisfy or cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Initial Earnest Money (and to the extent paid by Purchaser and received by Escrow Agent, the Additional Earnest Money) shall be immediately returned to Purchaser in accordance with Section 1.6 of this Agreement, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection, or if Seller is deemed to have elected not to cure any title objections, or if Seller notifies Purchaser of Seller’s intent to cure any objection and Seller later notifies Purchaser that Seller has failed or will be unable to effect a cure thereof, Purchaser shall, within five (5) Business Days after receiving Seller’s notice, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) above or to terminate this Agreement under clause (ii) above (with Purchaser’s failure to provide such a notice deemed an election by Purchaser to terminate this Agreement under clause (ii) above, in which event Purchaser shall be deemed to have given the written notice provided for in clause (ii) above). Notwithstanding anything contained herein to the contrary, Seller shall be obligated at the Closing to release (a) all mortgages, security interests or deeds of trust of Seller (regardless of whether Purchaser objects to such item) and (b) all monetary liens and encumbrances arising by, through or under Seller recorded against the Property, which monetary liens and encumbrances shall be deemed discharged by the compliance by Seller with any statutory bonding procedure that has the legal effect of removing the item as a lien on the Real Property, and if Seller fails to satisfy any such monetary lien or encumbrance, Purchaser may elect to proceed with the Closing and deduct the amount thereof from the Purchase Price and cause such monetary lien or encumbrance to be satisfied with such deducted amounts.

2.4 Conveyance of Title. At the Closing, Seller shall convey and transfer the Property to Purchaser. It shall be a condition to Purchaser’s obligation to close this transaction that title to the Real Property conveyed and transferred to Purchaser shall be such title to the Real Property as will enable the Title Company to issue to Purchaser an extended coverage ALTA 1970 Form B Owner’s Policy of Title Insurance (or, if such form of title insurance is not available to be issued by the Title Company, the standard form of extended coverage Owner’s Policy of Title Insurance in use in the Commonwealth of Pennsylvania), together with all endorsements available in the Commonwealth of Pennsylvania (for which Seller shall have no obligation to pay or provide any indemnifications or other similar agreements other than a customary “gap” indemnity) and requested in writing by Purchaser from Title Company (a copy of which writing shall be provided simultaneously to Seller) on or before the expiration of the Title Objection Deadline (the “Title Policy”) covering the Real Property, in the full amount of the Purchase Price, subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a) the rights of tenants, subtenants and licensees as tenants, subtenants and licensees, respectively, only, under the Leases described in Exhibit D hereto and any new Leases entered into between the Effective Date and the Closing and (if required) approved by Purchaser in accordance with the terms of this Agreement;

(b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided;

(c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter in effect relating to the Real Property;

(d) all matters shown in Items 1 through 8 and 10 in Schedule B, Section 2, of the Title Commitment;

(e) additional items, if any, appearing of record or shown on the Survey, except with respect to such items objected to by Purchaser pursuant to the provisions of Section 2.3 hereof which Purchaser elects under Section 2.3 not to accept the conveyance of the Property; and

(f) additional items, if any, approved by Purchaser pursuant to Section 2.6 hereof.

2.5 Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to the Closing, notify Seller in writing of any objections to title first raised by the Title Company or the Surveyor and first arising between the effective date of the Title Commitment and the Closing; provided, however, that Purchaser must notify Seller of any such objections within five (5) Business Days of Purchaser’s first receipt of the updated title commitment, updated survey or other document, whichever first provides notice of the condition giving rise to any such objection. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser on or before the Title Objection Deadline. If Seller elects to attempt to cure any such matters, each of Seller and Purchaser shall have the right, at its election, to extend the date for the Closing by a reasonable additional time to effect such a cure (or to respond thereto), but in no event shall the Closing be extended for more than thirty (30) days in the aggregate beyond the initial Closing Date.

2.6 Seller’s Covenant Not to Encumber. Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest and, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive the Closing (or which, in any way, will be an exception to the Title Policy), except as approved in writing by Purchaser (in its sole discretion) or as expressly provided in this Agreement. Notwithstanding the foregoing, Seller shall have the right to (i) execute or enter into any new Lease in the manner described in Section 5.4(b) hereof, and (ii) amend or enter into Service Contracts (defined below) in the manner described in Section 5.4(g) hereof.

ARTICLE 3

INSPECTION PERIOD

3.1 Right of Inspection.

(a) Beginning upon the Effective Date and continuing until that date which is forty (40) days after the Effective Date (the “Inspection Date”), Purchaser and its agents, engineers, surveyors, appraisers, auditors and other representatives (collectively, “Purchaser’s Agents”) shall have the right to enter upon the Real Property to physically examine, survey, obtain engineering inspections, test, appraise, and otherwise make investigations and examinations of the physical condition of the Property, and to examine at such place or places at the Real Property, in the offices of the property manager (“Property Manager”) at the Property, any operating files maintained by Seller or the Property Manager in connection with the leasing, maintenance, operation, ownership and/or management of the Property (including without limitation the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters, title and survey matters, and any other matters Purchaser deems necessary or appropriate for purposes of consummating this transaction), including, without limitation, the Leases, lease files, service contracts, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials, but excluding Seller’s financial projections and appraisals (collectively, “Inspections”). Notwithstanding anything in this Section 3.1 to the contrary, at all times during the entire term of this Agreement, Purchaser shall be granted access to the Real Property as such access is requested by Purchaser (and such access shall be subject to the terms and conditions set forth in this Agreement).

(b) Purchaser understands and agrees that any on-site inspections of the Real Property shall be conducted upon one (1) Business Day’s advance notice to Seller (and, at Seller’s election, in the presence of Seller or its representative) and subject to the rights of the Tenants under the Leases. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser (provided that normal business hours shall be deemed reasonable) and shall be conducted so as not to interfere unreasonably with use of the Real Property by the Tenants. In conducting any such inspections Purchaser and Purchaser’s Agents shall execute and comply with the terms of any confidentiality agreements that may be required by any of the Tenants pursuant to the terms of their respective Leases and shall otherwise comply with the terms of any of the Leases regarding access by the landlord to Tenant space in the Improvements and any other terms of the Leases that are applicable to any such inspections and the entry into any space of the Tenants in the Improvements. In addition, Purchaser’s Agents shall, prior to entering onto the Real Property, furnish to Seller and the Property Manager a certificate of insurance evidencing standard commercial general liability insurance with at least One Million Dollars ($1,000,000.00) combined, single-limit, liability coverage providing coverage to Seller and the Property Manager (as additional insureds), for any personal injury or damage to property that may occur as a result of or in connection with the activities of Purchaser’s Agents on the Real Property.

(c) If, prior to the Inspection Date, Purchaser desires to do any invasive testing, sampling or drilling of the Real Property, Purchaser shall do so only after (i) notifying Seller and obtaining Seller’s prior written consent thereto, which consent may be granted or withheld in Seller’s sole discretion, and (ii) obtaining all consents and satisfying all other conditions, if any, which are required for such work under the Leases. Purchaser shall not conduct any invasive testing, sampling or drilling after the Inspection Date. Purchaser shall comply with all applicable laws and regulations in performing any such work and may be subject to any terms and conditions imposed by Seller in its sole discretion. Any samples taken for analysis shall be evenly split between Purchaser and Seller. Purchaser shall promptly repair any affected part of the Real Property which is subjected to any such invasive testing, sampling, or drilling, or otherwise affected by Purchaser’s inspection, to substantially the same condition which existed prior to any such inspections, tests, sampling or drilling, at Purchaser’s sole cost and expense, and in a lien free manner. Purchaser will immediately deliver to Seller copies of all final reports received by Purchaser relating to any inspections of the Real Property (provided that such furnishing of such reports shall be made without any representation or warranty from Purchaser to Seller of any kind, including without limitation as to the accuracy or completeness thereof).

(d) Purchaser agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries (collectively, “Claims, Losses, Damages and Expenses”) arising out of or resulting from the inspection of the Property by Purchaser or Purchaser’s Agents; provided, however that notwithstanding any provision of this Agreement to the contrary, (i) the foregoing indemnity shall not apply to any Claims, Losses, Damages and Expenses suffered by Seller to the extent the same shall result from (A) the negligence or willful misconduct of Seller, the Property Manager, or any of their agents, employees or contractors or (B) provided Purchaser has complied with the provisions of Section 3.1(c) above, any Hazardous Materials or dangerous or defective condition then existing at the Real Property (the existence and location of which have not been previously disclosed in writing by Seller) that is discovered during any such inspection (provided that Purchaser will use commercially reasonable efforts to minimize any Claims, Losses, Damages and Expenses resulting from such discovery, and (ii) in no case shall Seller be entitled to recover under such indemnity any lost profits, lost revenues, damages for lost opportunities or any other form of consequential damage; provided further that, notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller set forth in this Section 3.1(d) shall survive the Closing or any termination of this Agreement.

(e) Purchaser may, as part of its investigation of the Property, obtain a certificate from the Department of Licenses and Inspections of the City and County of Philadelphia, Pennsylvania, with respect to whether any uncorrected notices of violations of the Code of Philadelphia, Pennsylvania, exist of record with respect to the Improvements. In addition, Purchaser may, with the prior written consent of Seller, which such consent shall be in Seller’s reasonable discretion, contact any governmental or quasi-governmental office, agency or official, including without limitation any office, agency or official of City and County of Philadelphia, Pennsylvania or the Commonwealth of Pennsylvania (“Governmental Agencies”), including without limitation in connection with (i) the environmental condition and history of the Property and (ii) all land use entitlements, development rights, licenses, permits, local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter applicable or relating to the Real Property; provided that, Purchaser shall provide Seller with (i) two (2) Business Days prior written notice of the time, date and location of any such contacts with Governmental Agencies (provided further that, in lieu of such written notice, Purchaser may provide actual oral (including, without limitation, telephonic) notice to W. Alan Long so long as such oral notice is made via a direct conversation and not via a voice message); (ii) a list of all topics Purchaser wishes to make of such Governmental Agencies; and (iii) an opportunity to participate therein; provided, further, that Purchaser shall not, except as otherwise required by law or a court of competent jurisdiction, disclose to any Governmental Agency (A) that Purchaser is a prospective purchaser of the Property (but Purchaser may disclose that Purchaser is a prospective capital investor in the Property) or (B) the Purchase Price.

(f) On or before five (5) Business Days after the Effective Date, Seller shall deliver to Purchaser the following: (i) the most recent rent roll statement (the “Rent Roll”) with respect to the Property prepared by Seller or Property Manager, certified as true and correct by the Seller and the Property Manager to Purchaser as of the Effective Date; (ii) copies of all Leases referenced on the Rent Roll and copies of any subleases or amendments relating thereto and copies of all Tenant correspondence in the possession of Seller, any Affiliate of Seller or the Property Manager (which Leases and correspondence will be made available at the office of the Property Manager at the Real Property and not delivered to Purchaser); (iii) any surveys of the real property in Seller’s (or Property Manager’s) possession; (iv) copies of all contracts described in Exhibit F, attached hereto and incorporated herein by this reference; (v) copies of all of the following items pertaining to the Property to the extent they exist and are in the possession of Seller, any Affiliate of Seller, or Property Manager: monthly cash flow reports for the last two (2) years (including the current year to date); copies of existing engineering studies and existing environmental audits prepared by third parties in connection with the Property; the License Agreements and permits; and any lists of material items of Tangible Personal Property owned by Seller and located on the Real Property; (vi) a copy of Seller’s existing policies of title insurance and (vii) copies of Seller’s real property and personal property tax invoices for the previous two (2) calendar years. Seller shall not be obligated to deliver to Purchaser or make available for its review, those items excluded from the definition of Tangible Personal Property. As used in this Agreement, the term “Affiliate” means an entity that controls, is controlled by, or is under common control with the either Seller or Purchaser, as applicable. “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(g) Purchaser, as part of its investigation of the Property, at its sole cost and expense, may obtain on or before the Inspection Date, an audit letter in the form of Exhibit Y attached hereto (the “Operational Audit Letter”), together with certified copies of the Statement (as defined in the Operational Audit Letter) and any other documents reasonably requested by Purchaser in connection therewith. Seller shall use commercially reasonable efforts to cooperate with Purchaser’s efforts to obtain the Operational Audit Letter.

3.2 Right of Termination. Seller agrees that in the event Purchaser determines, in Purchaser’s sole discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller before 5:00 p.m. (New York, New York local time) on or before the expiration of the Inspection Period. Upon any such termination of this Agreement pursuant to Purchaser’s rights under this Section 3.2, the Earnest Money (to the extent paid by Purchaser and received by the Escrow Agent) shall be immediately returned to Purchaser in accordance with Section 1.6 hereof, and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. If Purchaser fails to give Seller timely notice on or before the expiration of the Inspection Period of Purchaser’s election to proceed with the acquisition of the Property pursuant to this Agreement, then Purchaser shall be deemed to have elected to terminate this Agreement pursuant to this Section 3.2. Time is of the essence with respect to the provisions of this Section 3.2. The period commencing on the Effective Date and ending on the Inspection Date is sometimes referred to herein as the “Inspection Period”.

ARTICLE 4

CLOSING

4.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall be held without the necessity of any parties to be physically present, at the offices of the Escrow Agent, at 10:00 a.m. (Pacific Standard Time) on that date which is sixty (60) days after the Effective Date (or such extended date as may be provided under other provisions of this Agreement). At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3. The Closing may be held at such other place, by escrow via the Title Company, or such earlier time and date as Seller and Purchaser shall mutually approve. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which the Closing occurs) is sometimes referred to herein as the “Closing Date”. Seller and Purchaser shall conduct a “pre-closing” on the Business Day immediately preceding the Closing Date pursuant to which Seller and Purchaser shall deposit in escrow with Escrow Agent or other escrow agent agreed upon by Seller and Purchaser all documents required to be executed, and all other items required to be delivered, as of the Closing Date pending the actual Closing.

4.2 Seller’s Obligations at Closing. At the Closing, Seller shall:

(a) cause PAMI to deliver to Purchaser a duly executed special warranty deed in the form attached hereto as Exhibit G and incorporated herein by this reference (the “Deed”), conveying the Real Property, subject to the Permitted Exceptions. The warranty of title in the Deed will extend only to claims made by, through or under Seller and not otherwise;

(b) deliver to Purchaser a duly executed bill of sale attached hereto as Exhibit H and incorporated herein by this reference, conveying the Tangible Personal Property and Intangible Personal Property with special warranty of title but subject to the limitations set forth in Section 9.2;

(c) deliver to Purchaser a duly executed counterpart of an Assignment and Assumption of Leases for the Property in the form attached hereto as Exhibit I and incorporated herein by this reference (the “Assignment and Assumption of Leases”) (which Assignment of Leases shall include an assignment by Seller to Purchaser of all security deposits (the “Security Deposits”) (including letters of credit (the “LCs”) and other cash or non-cash security deposits); provided that, with respect to the LCs, Seller shall deposit in escrow with Escrow Agent (“LC Escrow Agent”) funds equal to the lesser of: (i) the face amount of each LC or (ii) the amount which is to be available for draw under each LC pursuant to the Leases, after giving effect to reductions in accordance with such Leases, as of the Closing Date (the “Escrow Dollar Deposit”) and, provided further, that, Seller (at its expense, unless payable by and collected from the applicable Tenant under its Lease) shall (i) deposit such LCs in escrow with LC Escrow Agent along with, if the same are assignable, any such forms Seller was able to obtain pursuant to reasonable commercial efforts, necessary to effect such assignment to Purchaser, or (ii) if not assignable, Seller shall use reasonable efforts to cause such LCs to be reissued (at no cost to

Purchaser) naming Purchaser, as beneficiary at Closing. Upon the reissuance of any LC naming the Purchaser as beneficiary, that amount of the Escrow Dollar Deposit relating to such LC shall be immediately delivered to Seller. If any LC cannot be reissued, or should Seller be unable to obtain any form necessary for assignment at or prior to Closing, each of Seller and Purchaser shall use its commercially reasonable efforts to cause the reissuance or assignment of such LCs to Purchaser within sixty (60) days after the date of Closing, at which time LC Escrow Agent shall remit the Escrow Dollar Deposit in whole to Seller. As between Purchase and Seller, Purchaser shall bear all risk of physical loss of the actual LC document or certificate with regard to the transfer of any LC to LC Escrow Agent upon Seller’s deposit of the same with LC Escrow Agent. The Assignment and Assumption of Leases shall provide that (i) Purchaser shall assume, from and after the Closing Date, the landlord/lessor interest in and to the Leases, as amended or supplemented pursuant to this Agreement, (ii) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all Claims, Losses, Damages and Expenses pertaining to the Leases arising from events occurring prior to the Closing, including without limitation claims made by Tenants with respect to overpayments or refunds of Operating Expense Pass-Throughs (defined below) for any and all periods prior to the Closing Date and (iii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all Claims, Losses, Damages and Expenses pertaining to the Leases arising from events occurring from and after the Closing, including without limitation, claims made by tenants with respect to tenants’ Security Deposits if such Security Deposits are paid, credited or assigned to Purchaser by Seller pursuant to this Agreement;

(d) deliver to Purchaser a duly executed counterpart of an Assignment and Assumption of Designated Service Contracts for the Property in the form attached hereto as Exhibit J and incorporated herein by this reference, pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all Claims, Losses, Damages and Expenses pertaining to the Designated Service Contracts or the other Intangible Property arising from events occurring prior to the Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all Claims, Losses, Damages and Expenses pertaining to the Designated Service Contracts or the other Intangible Property arising from events occurring from and after the Closing (including any future lease commissions described on Exhibit F hereto, if any);

(e) deliver to Purchaser a duly executed counterpart of a Notice to Tenants and Licensees of the Property in the form attached hereto as Exhibit K and incorporated herein by this reference, informing them of the sale of the Property and of the assignment to Purchaser of Seller’s interest in and obligations under, the Leases (including, if applicable any Security Deposits) and directing that, after the Closing, all rental to be paid thereafter and other amounts should be paid to Purchaser or Purchaser’s designee;

(f) deliver to Purchaser a certificate (“Seller’s Closing Certificate”), dated as of the Closing Date, and duly executed by Seller, in the form attached hereto as Exhibit L and incorporated herein by this reference, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change). The inclusion of any change or exception in such certificate shall not prejudice Purchaser’s rights under this Agreement with respect to the subject matter of such change or exception. It is a condition to Purchaser’s obligation to close hereunder that the underlying facts stated in the representations and warranties of Seller contained in this Agreement, and reaffirmed under such certificate, be true and correct in all material respects as of the Closing Date;

(g) deliver to Purchaser an updated Rent Roll, certified as true and correct by the Seller and Property Manager to Purchaser as of the Closing Date (provided that such certification shall be deemed a representation and warranty of Seller subject to the limitations thereon set forth in Section 5.3);

(h) deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(i) deliver to Purchaser an affidavit pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) duly executed by Seller stating that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code together with any similar affidavit that may be required under state law;

(j) deliver to the Title Company a title insurance affidavit, if required by the Title Company, duly executed by Seller or a representative of Seller, in form and content reasonably satisfactory to Seller and the Title Company;

(k) deliver to Purchaser at the place of the Closing or at the Property Manager’s office or at the Real Property, the Leases, the Designated Service Contracts and licenses and permits, if any, in the possession of Seller or Seller’s agents, including any originally executed Leases and Designated Service Contracts in Seller’s possession at the Real Property or otherwise in Seller’s reasonable control, together with such leasing and property files and records applicable to the continued operation, leasing and maintenance of the Real Property;

(l) deliver to Purchaser all keys and passcards to the Real Property with identification of the lock to which each such item relates on the Closing Date (provided that Seller shall not be required to deliver to Purchaser any such keys or passcards to portions of the Real Property subject to exclusive use by a Tenant where such delivery is precluded by such Tenant’s Lease);

(m) deliver to Purchaser a duly completed and signed real estate transfer tax affidavit for the Real Property;

(n) deliver to Purchaser possession and occupancy of the Real Property, subject to the Permitted Exceptions and the Leases;

(o) deliver to Purchaser a duly executed settlement statement conforming to the credit and proration and other relevant provisions of this Agreement; and

(p) deliver such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement; provided, however, except with respect to Bulk Sales, as set forth in Section 11.28 hereof, that in no event shall Seller or PAMI be required to indemnify the Title Company, Purchaser, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Seller or PAMI elects to do so in its sole discretion.

4.3 Purchaser’s Obligations at Closing. At the Closing, Purchaser shall:

(a) deliver to Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, prior to 11:00 a.m. (New York, New York local time) on the Closing Date, in immediately available federal funds wire transferred to Escrow Agent’s Account pursuant to Section 1.5 above, it being agreed that at the Closing the Earnest Money shall be applied towards payment of the Purchase Price, and deliver to Escrow Agent instructions to immediately release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller; provided, however, that if Escrow Agent has not received the Purchase Price together with instructions from Purchaser to disburse such funds to Seller at or prior to 11:00 a.m. (New York, New York local time) on the Closing Date, Seller shall be entitled to receive an additional sum equal to the amount of interest on the Purchase Price for each day that the Title Company has not received the Purchase Price together with instructions from Purchaser to disburse such funds to Seller at or prior to 11:00 a.m. (New York, New York local time), accrued on a daily basis at the rate of ten percent (10%) per annum;

(b) join Seller in execution of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d), 4.2(e), 4.2(m) and 4.2(o) above;

(c) deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(d) deliver such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement, provided, however, that in no event shall Purchaser be required to undertake any other material liability not expressly contemplated in this Agreement, unless Purchaser elects to do so in its sole discretion.

4.4 Credits and Prorations.

(a) All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m., on the date prior to the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and the Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. Items (1)-(4) below will be prorated at the Closing utilizing the information known at that time. A post-closing “true-up” shall take place within one hundred twenty (120) days of the Closing Date to adjust the prorations of said items (3) and (4), if necessary, and within a reasonable time to adjust the proration of said items (1) and (2), if necessary. Such prorated items shall include, without limitation, the following:

(1) rents, additional rents, common area maintenance charges, charges for taxes and insurance premiums or for escalations thereof, if any, property operating expense contributions, and other income of the Property (other than any unapplied Security Deposits) collected for the current month;

(2) ad valorem taxes and assessments levied against the Property, which shall be prorated as set forth in Section 4.4(b)(2) hereof;

(3) payments under the Designated Service Contracts (and to the extent any rebate or concession payable to Seller under any Designated Service Contract has accrued before the Closing but has not been paid to Seller, Seller shall receive a credit for such accrued amounts at the Closing); and

(4) gas, electricity and other utility charges attributable to the Property for which Seller is liable, if any, such charges to be apportioned at the Closing on the basis of the most recent meter reading occurring prior to the Closing.

(b) Notwithstanding anything contained in the foregoing provisions:

(1) At the Closing, Seller shall credit to Purchaser a sum equal to the aggregate of the unapplied security and other deposits under the Leases which are in the form of cash.

(2) At the Closing, to the extent such deposits are transferred to Purchaser pursuant to Section 4.2(c) above, Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Real Property, or, at either party’s option, Purchaser shall contract directly with the utility companies and Seller shall be entitled to receive and retain such refundable cash and deposits; provided that Purchaser and Seller will cooperate so that utility service to the Real Property is not interrupted.

(3) Any ad valorem taxes paid at or prior to the Closing shall be prorated based upon the amounts actually paid for the current tax year. If all taxes and assessments for the current tax year have not been paid before the Closing, Seller shall be charged at the Closing an amount equal to that portion of such taxes and assessments which relates to the period before the Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current tax year differ from the amount apportioned at the Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following the Closing upon the availability of the final tax bills (or upon the availability of reasonable evidence of such other amounts).

(4) Gas, electricity and other utility charges referred in Section 4.4(a)(4) above which are payable directly by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of the Closing, Purchaser shall credit to Seller an amount equal to all such charges which are non-delinquent (with respect to the reimbursement by such tenant) so paid by Seller.

(5) As to gas, electricity and other utility charges referred to in Section 4.4(a)(4) above, Seller may on notice to Purchaser elect to pay one or more of all of such items accrued to the Closing Date directly to the person or entity entitled thereto (and, if Seller so elects, Seller shall make such payments prior to such amounts becoming delinquent), and to the extent Seller so elects and the utility company agrees to look solely to Seller for payment of such item accrued to the Closing Date, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item with respect to the period prior to the Closing directly in such case shall survive the Closing.

(6) The Tangible Personal Property and the Intangible Personal Property are included in this sale, without further charge.

(7) Unpaid and delinquent rent, including, but not limited to, base rent, common area maintenance charges, charges for taxes and insurance premiums or for escalations thereof, or property operating expense contributions collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Real Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of the Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Real Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the Closing Date. With respect to each respective Tenant, Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing shall be applied first to current rentals for the month in which such rent is received, and then, any excess to delinquent rentals, if any, in inverse order of maturity (i.e., rent shall be applied to delinquent rentals with the shortest delinquency period prior to application to delinquent rentals with a longer delinquency period). Purchaser will make a good faith effort after the Closing to collect all rents in the usual course of Purchaser’s operation of the Real Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures (or to declare a default under any Lease) to collect delinquent rents. In the event there are any delinquent rents as of the Closing Date and the same are not collected by Purchaser and paid to Seller within ninety (90) days after the Closing Date, Seller shall have the right, upon written notice to Purchaser, to seek collection of such delinquent rents using commercially reasonable efforts, including litigation, and Seller agrees to identify itself in any correspondence with any such tenant and to notify such tenant that Seller is the prior landlord and prior owner of the Real Property and that its actions are not the actions of the current landlord and current owner of the Real Property, and Seller shall not seek to evict or otherwise affect any tenant’s possession of its premises or to place a lien upon such premises or upon any portion of the Property.

(8) Subsequent to the Closing, but no later than ninety (90) days after the Closing, Purchaser shall calculate the common area maintenance charges, charges for taxes and insurance premiums or for escalations thereof, or property operating expense contributions (collectively, “Operating Expense Pass-Throughs”) to be actually charged to each of the Tenants for the period of time commencing on January 1, 2005 and ending on the Closing Date (the “Pass Through Period”) and shall reconcile the Operating Expense Pass-Throughs reimbursements actually received from each such Tenant (collectively, “Reimbursement Amounts”) for the Pass Through Period with such actual amounts incurred for such Operating Expense Pass-Throughs and shall prepare and present to Seller a reconciliation of the same (with reasonable supporting documentation). Seller may inspect Purchaser’s books and records related to the Property to confirm such reconciliation. If the Reimbursement Amounts received from such Tenants for the Pass Through Period exceed the actual Operating Expense Pass-Throughs chargeable to such Tenants for the Pass Through Period (“Excess Charges”), Purchaser shall refund such Excess Charges to the Tenants. If the Reimbursement Amounts received from the Tenants for the Pass Through Period shall be exceeded by the actual Operating Expense Pass-Throughs chargeable to such Tenants for the Pass Through Period (“Excess Additional Rent Expenses”), Purchaser shall bill and in good faith attempt to collect such Excess Additional Rent Expenses from the Tenants who owe such amounts and shall pay such Excess Additional Rent Expenses so collected to Seller within fifteen (15) days after the receipt thereof. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all Claims, Losses, Damages and Expenses resulting from any amounts required to be refunded or credited to Tenants under the Leases (or claims of Tenants with respect thereto) because any

Reimbursement Amounts actually received by Seller for the calendar years preceding the Closing Date and that portion of the Pass Through Period exceeded actual Operating Expense Pass Throughs for such respective periods (including such amounts arising from tax refunds received by Seller), and absent instruction by Purchaser to the contrary, Seller shall pay directly to such Tenants such amounts which are payable to the Tenants under the Leases and deliver to Purchaser evidence of such payment.

(c) The provisions of this Section 4.4 shall survive the Closing.

4.5 Closing Costs. Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction, (b) one-half (½) of any escrow fee which may be charged by Escrow Agent or Title Company, (c) one-half (½) of all realty transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, and all of the foregoing which are in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00), (d) the costs of curing all title objections for which Seller is responsible under this Agreement (e) the costs of recording all mortgage cancellations, (f) the cost of the basic premium for the ALTA 1970B, or other form of Title Policy insuring title to the Land and Improvements in favor of Purchaser, but not the cost of any endorsements or enhancements to coverage and (g) the cost of the update to the Existing Survey. Purchaser shall pay (s) the fees of any counsel representing Purchaser in connection with this transaction, (t) one-half (½) of any escrow fees charged by Escrow Agent or Title Company, (u) one-half (½) of any all realty transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, which one-half (½) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (v) the fees for recording the Deed, (w) the premium for any and all endorsements or enhancements to coverage of the Title Policy obtained by Purchaser, (x) the costs of any financing obtained by Purchaser, and (y) the cost of Purchaser’s inspections of the Real Property and the fees and expenses of Purchaser’s Agents. Notwithstanding anything in this Agreement to the contrary, Seller and Purchaser hereby agree that (i) Seller’s obligation to pay the cost of the update to the Existing Survey shall be limited to Five Thousand Dollars ($5,000) (“Survey Cost Cap”).

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived in writing by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the material items required to be delivered to Purchaser by Seller or Seller’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with appropriate modifications as are specifically permitted under this Agreement, including (without limitation) Section 4.2(f)).

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(d) Subject to Section 5.4(e), Seller shall have delivered to Purchaser tenant estoppel certificates to the extent as follows:

(i) Seller shall prepare and submit to Purchaser for its review an estoppel certificate substantially in the form of Exhibit M attached hereto and incorporated herein by this reference for each Tenant (and each guarantor) under each of the Leases, but excluding all License Agreements) within ten (10) calendar days after the Effective Date. Within five (5) Business Days after receipt by Purchaser of all such estoppel certificates, Purchaser shall make all modifications or corrections to each such proposed estoppel certificates desired by Purchaser (with respect to each such Tenant (and guarantor), a “Proposed Tenant Estoppel”) and shall return the same to Seller.

(ii) Seller shall exercise commercially reasonable efforts to obtain from each Tenant a Proposed Tenant Estoppel (in the form provided by Purchaser pursuant to Section 4.6(d)(i)) completed in full, dated as of a date not earlier than thirty (30) days prior to the Closing Date and executed by an authorized signatory of the Tenant (and to the extent applicable, any guarantor of such Tenant’s Lease).

(iii) The receipt by Purchaser prior to the Closing of duly executed estoppel certificates from Tenants under Leases who, in the aggregate, occupy 80% of the rentable square feet of the Improvements which is subject to a Lease as of the Inspection Date, provided that such estoppel certificates shall be delivered by at least six (6) of the eight (8) Tenants under Leases for areas in excess of 10,000 square feet each, respectively (each such Tenant being a “Major Tenant”) (each estoppel certificate shall be substantially in the form called for by Section 4.6(d)(i) above or in the event necessary to comply with the express terms of any Lease of a Tenant, in such form as may be required by the terms of any such Lease of a Tenant or, if applicable, in the form set forth in or attached to such Lease of a Tenant) shall be a condition precedent of Purchaser’s obligations hereunder.

(e) There shall not have occurred a Material Adverse Change with respect to the Property following the Inspection Date and prior to the Closing. For purposes hereof, “Material Adverse Change” with respect to the Property shall mean either: (i) the discovery of a release at, in, on or under the Property of Hazardous Materials by Seller or its agents, employees or contractors in violation of Environmental Laws requiring remediation in an amount equal to or greater than $2,000,000 or (ii) the filing by or against a Major Tenant for protection under the United States Bankruptcy Code and such Major Tenant rejects such Major Tenant’s Lease within sixty (60) days after the filing thereof.

(f) Notwithstanding anything contained herein to the contrary, it shall be a condition precedent of Purchaser’s obligations under this Agreement for the Lease with Health Partners of Philadelphia, Inc. (“Health Partners”), as described in Exhibit D (“Health Partners Lease”), to be in full force and effect, or for the tenant thereunder to not have exercised its option to terminate such lease. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges that Health Partners may be in arrears under the Health Partners Lease in an amount not to exceed Two Hundred Thousand Dollars ($200,000) with respect to Health Partners’ obligations to reimburse Seller, as landlord, for certain utility charges; provided, however, that resolving this past due amount shall not be a condition precedent of Purchaser’s obligations under this Agreement. Seller has no knowledge of whether Health Partners will exercise such right, and Purchaser shall not have the right to terminate this Agreement if Health Partners exercises its option to terminate such lease. In the event Health Partners does exercise such termination right, any termination fee then due and remitted at any time by Health Partners in accordance with the terms of such Lease shall be payable in whole to Purchaser after closing. In addition, Health Partners’ exercise or failure to exercise that certain termination right set forth in the Health Partners Lease shall have no affect or impact on Purchaser’s obligation to consummate the transaction contemplated by this Agreement.

(g) All other conditions precedent to Purchaser’s obligation to consummate the transaction hereunder (if any) which are set forth in this Agreement shall have been satisfied on or before the Closing Date.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on the Closing Date, whereupon, as Purchaser’s sole right and remedy as a result of the failure of any such condition, Escrow Agent shall refund the Earnest Money then paid by Purchaser to Purchaser in accordance with the procedures set forth in Article 10, and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with Article 6.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller by Purchaser or Purchaser’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

(e) All other conditions precedent to Seller’s obligation to consummate the transaction hereunder (if any) which are set forth in this Agreement shall have been satisfied on or before the Closing Date.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall refund the Earnest Money then paid by Purchaser to Purchaser in accordance with the procedures set forth in Article 10, and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with Article 6.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, (i) all of are being relied upon by Purchaser, (ii) all of which shall survive the Closing, subject to and to the extent provided in Section 5.3, (iii) all of which are true, complete and accurate, in all material respects, as of the Effective Date, and (iv) the continued truth and correctness of which in all material respects which shall include matters consisting of Imputed Knowledge, as defined below, as of the Closing Date, are a condition to Purchaser’s obligations to consummate the transaction contemplated by this Agreement, provided that, should any representation and/or warranty of Seller be inaccurate, untrue, or incorrect in any way, and such inaccuracy, untruth or incorrectness is disclosed in (i) any estoppel or Lease made available to Purchaser during the Inspection Period or prior to Closing, or (ii) the certified Rent Roll delivered by Seller to Purchaser (which Seller may update as of Closing pursuant to Section 4.2(g) above), then Purchaser shall be deemed to have had knowledge of such inaccuracy and Seller’s representations and warranties shall be deemed modified to reflect Purchaser’s knowledge or deemed knowledge, as the case may be (collectively, the “Imputed Knowledge”). Such representations and warranties are also subject to (i) those matters, if any, disclosed in Seller’s disclosure statement attached hereto as Exhibit N and made a part hereof by this reference (“Seller’s Disclosure Statement”), (ii) the Permitted Exceptions, (iii) all other applicable provisions of this Agreement, including (without limitation) Article 9, and (iv) Seller’s knowledge.

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware and is qualified to transact business in the Commonwealth of Pennsylvania. Seller has the full right and authority to enter into this Agreement and cause PAMI and Seller to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any provision of Seller’s organizational documents or of any agreements, regulations, or laws to or by which Seller is bound. This Agreement has been duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b) Consents. Seller has obtained or will obtain on or prior to the Closing Date, all consents and permissions (if any) related to the transactions herein contemplated and required under any contract, agreement or other instrument by which Seller or the Property is bound.

(c) Pending Actions. There is no action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment pending nor, to Seller’s knowledge, have any been threatened against Seller in writing which pertains directly to the Property or the transaction contemplated by this Agreement and could materially adversely affect Seller’s ability to perform its obligations under this Agreement. In addition, there is no other action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment pending against Seller that, if adversely determined, would have a Material Adverse Effect. Seller has not received any written notice of, and has no actual knowledge of, any filed, pending or contemplated condemnation, zoning, entitlements, governmental, or other proceeding affecting all or any portion of the Property (which remains outstanding), and, except as set forth in Exhibit O, there are no material outstanding claims on Seller’s insurance policies that relate to the Property. As used in this Agreement, “Material Adverse Effect” means, with respect to any fact or circumstance, that such fact or circumstance would individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof, on Seller’s ability to consummate the transaction contemplated herein, or on the value or operation of the Property.

(d) Leases. All of the Leases, all of the Tenants, all of the guarantors of the Leases (“Guarantors”), all of the Guarantees of the Leases are listed on Exhibit D attached hereto and all of the Security Deposits (including without limitation the LCs) are listed on the Rent Roll attached hereto as Exhibit P, and such lists of Leases, Tenants, Guarantors, Guarantees and Security Deposits (including without limitation the LCs) are true, correct and complete. To

Seller’s knowledge, the only parties entitled to possession of any part of the Real Property are listed on the Rent Roll (other than subtenants occupying space under valid subleases which have either been expressly consented to by the landlord thereunder or for which no such consent is required). All information described on the Rent Roll is true, complete and correct in all material respects. Seller is the owner of the landlord’s interest under each Lease, each Guaranty and each Security Deposit (including without limitation the LCs) and has not assigned any interest therein to any other person, except with respect to a mortgagee and any such mortgage recorded against the Property shall be released upon Closing. As of the Closing, the landlord under such Leases shall have no obligation to any Tenant with respect to any Security Deposit (including without limitation the LCs) or other deposit except for the obligation to return those Security Deposits described on the Rent Roll. To Seller’s knowledge, there are no non-cash Security Deposits (other than the LCs) under the Leases. To Seller’s knowledge none of such Guarantees have been repudiated by the Guarantors thereunder.

(e) Leases - Default. Except as disclosed on Exhibit Q, Seller has not has not given, and to Seller’s knowledge has not received, any written notice of termination or default under the Leases which remains in effect.

(f) Leases - Rents and Special Consideration. No Tenant under the Leases has prepaid rent for more than the current month in which the Closing occurs.

(g) Leases - Commissions. To the best of Seller’s knowledge, except as has been disclosed in writing to Purchaser on Exhibit R or in connection with any new Lease entered into between the Effective Date and the Closing in accordance with the terms of this Agreement, there shall be, from and after the Closing, no rental, lease or other commissions now or hereafter payable to any person or entity with respect to the Leases or any extensions, renewals or expansions thereof.

(h) Leases - Tenant Inducements. Except as has been disclosed in writing to Purchaser in this Agreement or in connection with any new or existing Lease entered into between the Effective Date and the Closing in accordance with the terms of this Agreement, all of the landlord’s obligations to construct tenant improvements, all monetary concessions, and all cash amounts and allowances or disbursement obligations or amounts required to reimburse the tenants for tenant improvements under the Leases have been paid and performed in full.

(i) Taxes and Assessments. True and complete copies of the most recent real estate tax bills for the Real Property have been or will be delivered to Purchaser. Seller has not filed, and has not retained anyone to file, any active or pending notices of protests against real property tax assessments against the Property. Except for the Permitted Exceptions, Seller does not have any actual knowledge of any pending or threatened in writing liens, special assessments, or impositions against the Real Property by any governmental or public authority.

(j) Condemnation. Seller has not received actual written notice of any pending, or to Seller’s actual knowledge threatened, condemnation proceedings relating to the Real Property.

(k) Insurance. To Seller’s knowledge, except as disclosed to Purchaser on Exhibit S attached hereto and made a part hereof, Seller has not received prior to the Effective Date any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Real Property or any part or component thereof that would materially and adversely affect the insurability of the Real Property or cause any material increase in the premiums for insurance for the Real Property, that have not been cured or repaired.

(l) Environmental Matters. To Seller’s knowledge, which knowledge is limited to (i) actual knowledge, and (ii) those environmental reports, the ACM operations and maintenance plan and other written materials, if any, identified on Exhibit T attached hereto and incorporated herein by this reference (collectively, the “Environmental Reports”) (A) except as disclosed by the Environmental Reports, there are no Hazardous Materials present in, on, under or about the Real Property which will or may require remediation pursuant to Environmental Laws or which constitute a violation of Environmental Laws, (B) except as disclosed by the Environmental Reports and except for the generators and related fuel oil tanks maintained, individually, by Seller and Inflow Inc. at the Real Property (“USTs”), there are not now any, and in the past there have not been any, underground or other storage tanks located in, on, under or about the Real Property, (C) except as disclosed by the Environmental Reports and except for any permit required for the installation, maintenance and operation of the USTs (the “Tank/Generator Permits”), no permits or approvals are required or are now in force which are applicable to the Real Property or any portion thereof and which are required under any Environmental Laws on account of any storage, use, disposal, manufacture, treatment, release, remediation or transport of any Hazardous Material to, from, on, under, at in or about the Real Property and (D) except as disclosed by the Environmental Reports, the Tank/Generator Permits of Seller have been obtained and are in full force and effect. As used in herein, (A) the term “Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as said laws have been supplemented or amended to date, the rules and regulations promulgated pursuant to said laws and any other federal, state or local law, statute, rule, regulation or ordinance which regulates or proscribes the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of Hazardous Materials; and (B) the term “Hazardous Materials” means (i) any substance which is designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any applicable Environmental Law, as currently in effect or as hereafter amended or enacted prior to the Closing Date (ii) any petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) polychlorinated biphenyls (“PCBs”), (iv) lead, (v) asbestos and asbestos containing materials (collectively, “ACM”), (vi) any flammable explosive, (vii) any infectious material and (viii) any radioactive material, and (ix) any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by products, radon, asbestos and asbestos containing materials, PCB containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Property, to the extent in closed containers).

(m) Financial Status. Seller has not made a general assignment for the benefit of its creditors, nor has Seller filed any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller.

(n) Contractors and Suppliers. Except as disclosed on Exhibit U, which will be updated as of Closing, all contractors, subcontractors, suppliers, architects, engineers, and others who have performed services, labor, or supplied material at the instance of Seller in connection with Seller’s acquisition, development, ownership operation, maintenance, repair or management of the Real Property, and whose lien rights if any have not expired, will have been paid in full as of the Closing Date. With regard to any exception disclosed on Exhibit U, Seller agrees to indemnify and hold harmless Purchaser for any and all losses, claims, damages, liabilities and related expenses arising as a result of Seller’s withholding of payment to any contractor, subcontractor, supplier, architect, engineer, or other party who performed services, provided labor, or supplied material to Seller.

(o) Permits and Legal Compliance. To Seller’s knowledge, and except for any licenses, permits or certificates (and any requirements or submittals associated therewith) that are the responsibility or obligation of any tenant or subtenant, or licensee or sublicensee of the Improvements, Seller has all material licenses, permits and certificates required for the use and operation of the Real Property as it is currently being used and operated, excluding a certificate of occupancy. Seller has not received any written notice of a pending violation with respect to any such licenses, permits or certificates. To Seller’s knowledge, all such licenses, permits and certificates which are of a continuing nature are in full force and effect.

(p) Service Contracts. To Seller’s knowledge, there are no management, service, supply, equipment rental and similar agreements (“Service Contracts”) affecting the Property which are not terminable without penalty upon thirty (30) days’ written notice other than those set forth in Exhibit V. All Service Contracts (except for the Must Take Service Contracts) shall be terminated by Seller upon the Closing; provided, however, that, on or before the date that is twenty-five (25) days from the Effective Date, Purchaser may request in writing to Seller that one (1) or more of such Service Contracts not be so terminated (and Seller shall not terminate such Service Contracts set forth in such written notice from Seller). The Service Contracts which have been or will be delivered by Seller to Purchaser are true, correct and complete in all material respects and include any material amendments or modifications thereto. To Seller’s knowledge, Seller is not in material default with respect to its obligations or liabilities under any of the Service Contracts.

(q) Books and Records. To Seller’s knowledge, Seller has made available (and shall make available) to Purchaser at the Property at all times from and after the Effective Date and until the Closing Date in accordance with the requirements of this Agreement, all books, records, reports (including environmental reports), documents, notices, orders, correspondence, engineering or other studies relevant to the ownership, construction, development, entitlements, maintenance, leasing, condition (including environmental condition) or operation of the Property which are in the possession or control of Seller, its members or the Property Manager. Seller makes no representation or warranty with respect to any of the foregoing.

(r) Employees. To Seller’s knowledge, Seller has no employees which Purchaser shall be obligated to employ following the Closing (or to which Purchaser shall have any liability).

(s) Taxes. Except for that certain letter, dated November 16, 2001 (the “2001 Tax Letter”), from the City of Philadelphia Board of Revision of Taxes and other than the historic designation of portions of the Building, Seller has no specific understanding or agreement with any taxing or assessing authority respecting the imposition or deferment of any taxes or assessments respecting the Property. To Seller’s knowledge, except as disclosed in tax bills delivered to Purchaser, the 2001 Tax Letter which will be delivered to Purchaser as part of Seller’s due diligence materials, as set forth in the Title Commitment or the existence of the “Center City District Special Services District”, (i) there are no improvement districts or other assessments, special or otherwise, burdening the Property, whether or not a lien thereon, (ii) Seller has not received written notice of the establishment (or pending or proposed establishment) of any such district or assessment and (iii) prior to the date hereof, Seller has received no written notice of any intention of the City of Philadelphia to conduct any reassessment of the Real Property from that reflected in the latest tax bill delivered to the Purchaser.

5.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge, without investigation or inquiry, on the Effective Date of the Designated Persons (as hereinafter defined) of Seller, and (unless such person is named as a Designated Person) shall not be construed, by imputation or otherwise, to refer to the knowledge of any property manager or broker, or to any other officer, agent, manager, representative or employee of Seller or any affiliate of Seller, or to impose upon such Designated Persons any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Persons” shall refer to the following person: W. Alan Long.

5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1, as updated by Seller’s Closing Certificate, shall survive the Closing until the date that is one hundred fifty (150) days after the Closing Date (the “Expiration Date”). No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) unless the valid claims for all such breaches collectively aggregate Two Hundred Fifty Thousand Dollars ($250,000.00) or more, in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (b) unless written notice containing a reasonable description of the nature of such breach known to Purchaser shall have been given by Purchaser to Seller prior to the Expiration Date. Seller shall be released from liability to Purchaser for any such claim to the extent Purchaser receives proceeds of or payment under an insurance policy, service contract or Lease for such claim. As used herein, the term “Cap” shall mean the total aggregate amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00). In no event shall Seller’s aggregate liability to Purchaser for any and all breaches of any representation or warranty of Seller in this Agreement or Seller’s Closing Certificate exceed the amount of the Cap, and Purchaser hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap. Any liability of Seller pursuant to this Section 5.3 shall be set off against the Purchase Price; provided, however, that, subject to the provisions of this Section 5.3, Purchaser shall have the right to proceed against the proceeds of this transaction up to the Cap in order to provide Purchaser protection with respect to the availability of funds to provide for any claims for breach of representations and warranties of Seller. At Seller’s request, Purchaser shall reimburse Seller for one-half (1/2) of the amount of any refund of transfer taxes actually received by Purchaser in connection with a claim made by Purchaser pursuant to this Section 5.3 after the deduction therefrom of (i) the amount of such claim for which Purchaser has not received payment from Seller (whether or not such amount is in excess of the Cap) and (ii) all of the costs and expenses actually incurred by Purchaser in connection with such refund of transfer taxes.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

(a) Operation of Real Property. Seller shall use reasonable efforts to operate and maintain the Real Property in a manner generally consistent with the manner in which Seller has operated and maintained the Real Property prior to the date hereof.

(b) Execution of New Leases. Except for any new Lease entered into between the Effective Date and the Closing, in accordance with the terms set forth in Exhibit W attached hereto and incorporated herein by this reference, Seller shall not amend, terminate, grant concessions regarding, or enter into any Lease without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed prior to the Inspection Date (provided that, the non-compliance of such new Lease with the terms of Exhibit W shall be reasonable grounds for Purchaser’s denial of Purchaser’s consent to such Lease) and thereafter, Purchaser may grant or withhold its consent in its sole discretion. If Purchaser fails to object or otherwise reply to Seller’s request for consent within five (5) Business Days after receipt of Seller’s request and all information reasonably required in order to make an informed decision, Purchaser shall be deemed to have withheld its consent to such proposed action.

(c) Maintenance of Insurance. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller’s insurance in the same manner (i.e., with coverages for the same perils, deductibles in the same amount and with an insurer with a Best’s rating no lower than the insurer providing such coverage on the Effective Date).

(d) Enforcement and Administration of Existing Leases. Seller shall perform the landlord’s material obligations to the tenants under the Leases, enforce the material obligations of the tenants under the Leases and administer the Leases in the ordinary course of business, in each case accordance with the current management standards of Seller, which activities may include (without limitation) the declaring of a default or an event of default under any of the Leases for the failure of any tenant to pay or perform its obligations under its respective Lease and the processing of any request for assignment or subletting made by any tenant under its respective Lease.

(e) Tenant Estoppel Certificates. Seller will request, and use reasonable efforts to obtain, from each tenant and each guarantor under the Existing Leases, the New Leases, and the Guarantees (collectively, the “Space Leases”) an estoppel certificate in accordance with the provisions of Section 4.6(d) (or, in the event necessary to comply with the express terms of any Space Lease, in such form as may be required by the terms of any such Space Lease or, if applicable, in the form set forth in or attached to such Space Lease); provided, however, Seller shall be deemed to have complied with this Section 5.4 (e) if Seller obtains an estoppel certificate from (i) Tenants which, in the aggregate, occupy 80% of the rentable square feet of the Improvements that is subject to a Lease as of the Inspection Date, and (ii) not less than six (6) of the eight (8) Major Tenants.

(f) Provide Copies of Notices. Seller shall furnish Purchaser with a copy of all written notices received by Seller from any governmental authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Real Property within five (5) Business Days following Seller’s receipt thereof, but, if received by such date, in no event later than two (2) Business Days prior to the Closing Date.

(g) Execution of New Contracts. Seller shall not, without Purchaser’s prior written consent in each instance (which consent shall not be unreasonably withheld or delayed during the Inspection Period but which thereafter may be withheld in Purchaser’s sole discretion), materially amend or terminate any of the Designated Service Contracts, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing, except that Seller may enter into, amend or enforce (including enforcement by termination) Service Contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new Service Contracts are terminable without cause, liability or penalty on thirty (30) days notice. Prior to termination of the Inspection Period, Seller may enter into construction contracts for the construction of tenant improvements in accordance with the Leases designated on Exhibit D, which construction contracts shall be assigned by Seller and assumed by Purchaser at Closing, and Purchaser shall reimburse Seller at Closing for any payments made by Seller under such contracts, provided that Seller gives Purchaser notice of any such construction contract entered into. Following termination of the Inspection Period, Seller shall not enter into any construction contract without Purchaser’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed.

(h) Maintenance of Permits. Seller shall maintain in existence all material licenses, permits and approvals applicable to Seller that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

5.5 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Maryland. Purchaser has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser’s organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound. This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b) Consents. Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any contract, agreement or other instrument by which Purchaser is bound.

(c) Pending Actions. There is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or, to Purchaser’s knowledge, threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated herein.

(d) Financial Status. Purchaser has not made a general assignment for the benefit of its creditors, nor has Purchaser filed any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser. The purchase of the Property will not render Purchaser insolvent.

5.6 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 shall survive the Closing.

5.7 Covenants of Purchaser.

(a) Purchaser hereby covenants with Seller that Purchaser shall deliver to Seller, immediately upon receipt by Purchaser, copies of any reports received by Purchaser in connection with any inspection of the Property for the presence of Hazardous Materials (as defined in Section 5.1(l) hereof) (provided that the delivery of such copies shall be made without any representation or warranty from Purchaser to Seller of any kind, including without limitation as to the accuracy or completeness thereof). Purchaser shall also deliver to Seller immediately upon receipt by Purchaser copies of any final engineering or property inspection reports and all other similar reports received by Purchaser relating to any other inspections or evaluations of the Property conducted on Purchaser’s behalf, if any (provided that the delivery of such copies shall be made without any representation or warranty from Purchaser to Seller of any kind, including without limitation as to the accuracy or completeness thereof).

(b) “Designated Service Contracts” means (i) those certain Service Contracts which are assignable in accordance with their terms which Purchaser identifies by written notice delivered to Seller on or before the date that is twenty-five (25) days from the Effective Date as the Service Contracts Purchaser elects Seller to assign at the Closing, and (ii) those Service Contracts (collectively, the “Must Take Service Contracts”) which are assignable in accordance with their terms and which may not be terminated without cause or penalty, with thirty (30) days (or less) written notice, which include any construction contracts for tenant improvements pursuant to Leases, which Must Take Services Contracts are listed on Exhibit X. Purchaser hereby covenants with Seller that on or before the date that is twenty-five (25) days from the Effective Date, Purchaser shall deliver written notice to Seller instructing which of the assignable Service Contracts Purchaser desires for Seller to assign to Purchaser and which it does not. If Purchaser fails to timely deliver such notice, Purchaser shall be deemed to have chosen to have all assignable Service Contracts assigned to Purchaser, and all such Service Contracts shall be deemed part of the “Designated Service Contracts.” At the Closing, Seller will cause the Service Contracts which Purchaser has elected not to have assigned to Purchaser (other than the Must Take Service Contracts), by operation of the aforesaid notice on or before the Inspection Date, to be terminated at Seller’s expense, such termination to be effective within the time period provide for in the applicable service contract (or if no such time period is provided, as promptly as practicable after the Closing Date). The provisions of this Section 5.7(b) shall survive the Closing.

ARTICLE 6

DEFAULT

6.1 Default by Purchaser. If the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default in its obligations hereunder (as opposed to a mere failure of a condition hereunder), then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the entire Earnest Money (consisting of the Initial Earnest Money and the Additional Earnest Money, in the total amount of One Million Dollars ($1,000,000.00) ) as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money (both the Initial Earnest Money and the Additional Earnest Money) is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller’s right to receive the Earnest Money (both the Initial Earnest Money and the Additional Earnest Money) is intended not as a penalty, but as full liquidated damages. The right to receive the Earnest Money (both the Initial Earnest Money and the Additional Earnest Money) as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest Money (both the Initial Earnest Money and the Additional Earnest Money). Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (the Initial Earnest Money or the Additional Earnest Money) (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. This Section 6.1 is subject to Section 6.4 hereof.

6.2 Default by Seller. If the sale of the Property as contemplated hereunder is not consummated due to Seller’s default in its obligations hereunder (as opposed to a mere failure of a condition hereunder), then Purchaser shall be entitled, as its sole remedy for such default, either (a) to receive the return of the Earnest Money to the extent paid by Purchaser and received by the Escrow Agent, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) within sixty (60) days after the earlier of such default or the Closing Date, enforce specific performance of PAMI’s sole obligation to deliver the deed and Seller’s obligation to execute and deliver the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder; provided, however, that if Seller’s default constitutes a Intentional Seller Default (as hereinafter defined) and Purchaser makes the election described in clause (a) above, then Purchaser shall also have the right to sue Seller to obtain reimbursement for Purchaser’s third-party out-of-pocket costs and expenses incurred in connection with this Agreement and the Property, including due diligence costs, engineering and environmental review costs, and legal fees and expenses, in an amount up to, but not exceeding, the lesser of (i) One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), or (ii) the actual costs and expenses (documented by receipts, invoices or similar written evidence) incurred by Purchaser for such third-party out-of-pocket costs and expenses. In no event shall Seller or PAMI be liable for consequential, speculative, remote or punitive damages, and Purchaser hereby waives any right to seek or collect any such consequential, speculative, remote or punitive damages. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money then paid if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Real Property is located, on or before thirty (30) days following the date upon which the Closing was to have occurred. “Intentional Seller Default” means any one or more of the following: (a) fraudulent misrepresentation, (b) criminal conduct (i.e. conduct that constitutes a felony under applicable law), or (c) an intentional and deliberate act or omission of Seller taken on or after the Effective Date that is intended to result in, and does result in, the failure or inability (or substantial impairment of the ability) of Purchaser or Seller to consummate this Agreement or to satisfy the conditions set forth in this Agreement.

6.3 Notice of Default; Opportunity to Cure. Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within ten (10) Business Days after receipt of such notice; provided, however, that this Section 6.3 (i) shall not be applicable to Purchaser’s failure to deliver the Earnest Money or any portion thereof on the date required hereunder or to a party’s failure to make any deliveries required of such party on the Closing Date and, accordingly, (ii) shall not have the effect of extending the Closing Date or the due date of any Earnest Money deposit hereunder.

6.4 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either party against the other party due to the other party’s express obligation to indemnify such party in accordance with Section 3.1(c) or Section 8 of this Agreement.

ARTICLE 7

RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to the Real Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or, to the extent of the Purchase Price, condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Real Property, Seller shall use reasonable efforts to complete such repairs promptly, and the Closing Date shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to (i) the deductible amount under Seller’s insurance policy and (ii) the difference, if any, between the amount the cost to repair or restore the portion of the Property in question and the proceeds of such insurance (or, in the case of an uninsured casualty, an amount equal to the cost to repair or restore the portion of the Property in question). Upon the Closing, full risk of loss with respect to the Real Property shall pass to Purchaser.

7.2 Major Damage. In the event of a “major” loss or damage to the Real Property, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money then paid by Purchaser shall be returned to Purchaser in accordance with Section 1.6; provided, however, Purchaser shall not have the right to terminate this Agreement if such “major” loss or damage is caused by the negligence or intentional misconduct of Purchaser or Purchaser’s Agents. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and the proceeds of such insurance. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to (i) the deductible amount under Seller’s insurance policy and (ii) the difference, if any, between the amount the cost to repair or restore the portion of the Property in question and the proceeds of such insurance (or, in the case of an uninsured casualty, an amount equal to the cost to repair or restore the portion of the Property in question). Upon the Closing, full risk of loss with respect to the Real Property shall pass to Purchaser.

7.3 Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following: (i) loss or damage to the Real Property or any portion thereof such that the cost of repairing or restoring the Real Property to a condition substantially similar to the condition of the Real Property prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Two Million and No/100 Dollars ($2,000,000), (ii) any loss due to a condemnation to the Land and/or Improvements, and (iii) in each case under the preceding clauses (i) and (ii), would entitle any tenant under any of the Space Leases to terminate its respective Space Lease. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) Business Days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE 8

COMMISSIONS

8.1 Representations and Indemnities. Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman so as to create any legal right or claim in any such broker, agent or salesman for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller and PAMI to Purchaser. Purchaser and Seller hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including reasonable attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to this Agreement or the purchase and sale of the Property.

8.2 Survival. This Article 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

ARTICLE 9

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that, except as set forth in this Agreement or in the documents attached hereto to be executed by one or more parties to this Agreement (collectively, “Transaction Documents”), all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

9.2 Disclaimers. Except as expressly set forth in this Agreement (or any attachments hereto), it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than PAMI’s special warranty of title to be set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Property with governmental laws, the truth, accuracy or completeness of the Property documents or any other information provided by or on behalf of Seller to Purchaser, or any other matter or thing regarding the Property. Purchaser acknowledges and agrees that upon the Closing Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS”, except with respect to (i) Hazardous Materials released in violation of Environmental Laws by Seller or any of its partners’ respective officers, directors, shareholders, agents, employees or contractors on, in, under or about the Property, and (ii) Seller’s representations and warranties expressly set forth in this Agreement. Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any expressed or implied warranties (other than the express warranties set forth in this Agreement), guaranties, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, property information packages distributed with respect to the Property) made or furnished by Seller, the manager of the Property, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement.

Other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement, upon the Closing, Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser’s investigations of the Property, and Purchaser, upon the Closing (except with respect to (i) Hazardous Materials released in violation of Environmental Laws by Seller or any of its partners’ respective officers, directors, shareholders, agents, employees or contractors on, in under or about the Property and (ii) except for the representations, warranties and covenants of Seller as are expressly set forth in this Agreement, shall be deemed to have waived, relinquished and released Seller (and Seller’s and its partners’ respective officers, directors, shareholders, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort or under any Environmental Law), losses, damages, liabilities (whether based on strict liability or otherwise), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller (and Seller’s and its partners’ respective officers, directors, shareholders, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters regarding the Property. The foregoing shall not be interpreted to waive any claim of Purchaser with respect to any breach by Seller of any express representations and warranties made by Seller in Section 5.1 that expressly survive the Closing pursuant to Section 11.19.

9.3 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the provisions of this Article 9 are an integral part of this transaction and a material inducement to Seller to enter into this Agreement and that Seller would not enter into this Agreement but for the provisions of this Article 9. Seller and Purchaser agree that the provisions of this Article 9 shall survive the Closing or any termination of this Agreement.

ARTICLE 10

ESCROW AGENT

10.1 Investment of Earnest Money. Escrow Agent shall invest the Earnest Money pursuant to Purchaser’s reasonable directions in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation, and the interest and other income earned on the Earnest Money deposit will be deemed part of the Earnest Money. Escrow Agent shall promptly advise Seller and Purchaser of the investment of the Earnest Money. However, Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon five (5) days notice.

10.2 Payment at Closing. If the Closing takes place under this Agreement, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller on the Closing Date.

10.3 Payment on Demand. Upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, except as otherwise set forth in this Agreement unless such other party within three (3) Business Days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money, Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder.

10.4 Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder.

10.5 Stakeholder. Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by both Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

10.6 Interest. All interest and other income earned on the Earnest Money deposited with Escrow Agent hereunder shall be for the account of Purchaser and shall be reported for income tax purposes as earnings of Purchaser.

10.7 Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this Article 10. Escrow Agent’s consent to any modification or amendment of this Agreement other than this Article 10 shall not be required.

ARTICLE 11

MISCELLANEOUS

11.1 Confidentiality. Except as otherwise required by law or a court of competent jurisdiction, each of Purchaser and Seller (and each of their respective representatives) shall hold in strictest confidence all data and information obtained with respect to the other or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that each of Purchaser and Seller may disclose such data and information to the employees, consultants, accountants, attorneys, constituent members and lenders (or prospective lenders) of such party provided that such persons agree to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits, reports or other written information obtained from Seller and obtained by Purchaser (without any representation or warranty) in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by a party hereto or its agents or representatives of this Section 11.1, the other party hereto shall be entitled to an injunction restraining such party or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting either party hereto from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 11.1 shall survive the Closing or any termination of this Agreement.

11.2 Public Disclosure. Except as may be required by applicable laws, prior to the Closing, neither Seller nor Purchaser shall make, issue or release a public announcement, press release, public statement or public acknowledgment of the existence, or reveal publicly, the terms, conditions and status of the transaction provided for in this Agreement without the prior written consent of the other party as to the content and time of the release of and the media in which such statement or announcement is to be made. Seller and Purchaser agree that any public announcement, press release, public statement or public acknowledgment of the transactions provided for in this Agreement, whether or not approved by the other party and whether made prior to or after the Closing, shall not disclose the Purchase Price or other economic or financial terms of the transaction provided for in this Agreement. The provisions of the first sentence of this Section 11.2 shall not survive the Closing but that the provisions of the second sentence of this Section 11.2 shall survive the Closing.

11.3 Assignment. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and permitted assignees. At Closing (or, with respect to a Permitted Assignee (defined below) which is a direct or indirect wholly-owned subsidiary of Purchaser, after the Inspection Date), Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an Affiliate of Purchaser (such Affiliates, “Permitted Assignees”), (b) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, and (c) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller promptly following the full execution of the same. In the event any such assignment to a Permitted Assignee, such Permitted Assignee shall be entitled to the benefit of and may enforce Seller’s covenants, agreements, representations and warranties hereunder, as if such Permitted Assignee were the original Purchaser hereunder. Other than as set forth in this Section 11.3, neither Purchaser nor Seller shall have the right to assign this Agreement without the written consent of the other party hereto. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, except to a Permitted Assignee, shall also constitute a prohibited assignment by Purchaser under this Agreement. No transfer or assignment by Purchaser shall release or relieve Purchaser of its obligations hereunder, including, but not limited to, those which survive Closing.

11.4 Notices. Any notice, request or other communication (a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by (i) hand or overnight courier (such as United Parcel Service or Federal Express) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below, or by facsimile transmission as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, delivery by such overnight courier, actual receipt via the United States mail, or by the date of the electronic confirmation of such facsimile transmission, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party’s counsel.

The parties’ respective addresses for notice purposes are as follows. Telephone and telecopy numbers are given for convenience of reference only. Notice by telephone or telecopy shall not be effective.

If to Seller:	399 Park Avenue, 8th Floor
	New York, New York 10022
	Attention:	Mr. David T. Chan
		Vice President
	Telephone No.	212.526.1946
	Telecopy No.	646.758.1715

With a copy to:	TriMont Real Estate Advisors, Inc.
	Monarch Tower, Suite 2200
	3424 Peachtree Road NE
	Atlanta, GA 30326
	Attention:	W. Alan Long, Vice President
	Telephone No.	404.420.5615
	Telecopy No.	404.582.8701

And with a copy to:	White and Williams LLP
	1800 One Liberty Place
	Philadelphia, Pennsylvania 19103
	Attention:	Nancy Sabol Frantz, Esquire
	Telephone No.	215.864.7026
	Telecopy No.	215.789.7602

If to Purchaser:	Digital Realty Trust, L.P.
	2730 Sand Hill Rd., Suite 280
	Menlo Park, CA 94025
	Attention:	Michael F. Foust
	Telephone No.	650.233.3600
	Telecopy No.	650.233.3607

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
	515 South Flower Street
	Los Angeles, California 90071-2371
	Attention:	David Blumenfeld, Esquire
	Telephone No.	213.683.6243
	Telecopier:	213.627.0705

If to Escrow Agent:	Commonwealth Land Title Company
	888 West Sixth Street
	Los Angeles, CA 90017
	Attention:	Don Hallman
	Telephone No.	(213) 627-7070 x106
	Telecopier:	(213) 627-8722

11.5 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

11.6 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The term “Business Day(s)” shall mean a day other than a Saturday, a Sunday, or a day on which banks are authorized or required to close for business in New York. The final day of any such period shall be deemed to end at 5:00 p.m., New York, New York time.

11.7 Successors and Assigns. Subject to Section 11.3 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

11.8 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written, oral or electronic agreements and understandings between the parties pertaining to such subject matter.

11.9 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 11.9 shall survive the Closing for a period of six (6) months.

11.10 Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

11.11 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.12 Applicable Law. This Agreement is performable in the Commonwealth of Pennsylvania and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of the Commonwealth of Pennsylvania.

11.13 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at the Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (except that the provisions of Section 11.20 shall be for the benefit of the third parties described therein), and accordingly no third party shall have the right to enforce the provisions of this Agreement (except that the third parties described in Section 11.20 may enforce the provisions of Section 11.20) or of the documents to be executed and delivered at the Closing.

11.14 Seller’s Access to Records after Closing. Purchaser shall cooperate with Seller for a period of three (3) years after the Closing in case of Seller’s need in response to any legal requirement, tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives reasonable access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times (at Seller’s sole cost and expense) to examine and make copies of any and all instruments, files and records which predate the Closing; provided, however, that nothing contained in this Section shall require Purchaser to retain any files or records for any particular period of time. This Section 11.14 shall survive the Closing.

11.15 Exhibits. The following exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibit A	Legal Description of Land

Exhibit B	Tangible Personal Property of Seller

Exhibit C	Personal Property of Seller

Exhibit D	Existing Leases

Exhibit E	Existing Survey

Exhibit F	Copies of Contracts to be delivered to Purchaser

Exhibit G	Form of Special Warranty Deed

Exhibit H	Bill of Sale conveying Tangible and Intangible Personal Property

Exhibit I	Assignment and Assumption of Leases for the Property

Exhibit J	Assignment and Assumption of Designated Service Contracts

Exhibit K	Form of Notice to Tenants and Licensees of the Property

Exhibit L	Form of Seller’s Closing Certificate

Exhibit M	Form of Tenant Estoppel Certificate

Exhibit N	Seller’s Disclosure Statement

Exhibit O	Material Outstanding Claims to Seller’s Insurance Policies

Exhibit P	Rent Roll

Exhibit Q	Notice of Termination or Default under Leases

Exhibit R	Commissions Payable with Respect to Leases

Exhibit S	Notice from Insurers of Defects or Inadequacies

Exhibit T	Environmental Reports

Exhibit U	Outstanding Payments to Contractors and/or Suppliers

Exhibit V	Service Contracts

Exhibit W	New Leases

Exhibit X	Must Take Service Contracts

Exhibit Y	Operational Audit Letter

11.16 Captions. The Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any Section or any subsection hereof.

11.17 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.18 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

11.19 Survival. Those provisions of this Agreement that by their terms expressly survive the Closing shall survive the Closing and shall not be merged into the execution and delivery of the Deed and other documents to be executed and delivered by Seller at the Closing (the “Obligations Surviving Closing”). Except for the Obligations Surviving Closing, all representations, warranties, covenants and agreements contained in this Agreement shall be merged into the instruments and documents executed and delivered at the Closing.

11.20 Limited Liability of Purchaser. Notwithstanding any provision of this Agreement to the contrary, the liabilities and obligations of Purchaser hereunder shall be the liabilities of Purchaser only, and shall not be the liabilities or obligations of Digital Realty Trust, Inc., a Maryland corporation and the general partner of Purchaser (the “General Partner”), any Affiliate, or any present or future officer, director, employee, trustee, member, shareholder, partner, beneficiary, internal investment contractor, manager, investment manager or agent of Purchaser or General Partner. Any recourse by Seller for any breach or default of Purchaser under this Agreement or with respect to any liability or obligation related thereto shall be solely against Purchaser and the assets of Purchaser and there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any Affiliate of Purchaser or General Partner or any present or future officer, director, employee, trustee, member, shareholder, partner, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same.

11.21 Limited Liability of Seller. Notwithstanding any provision of this Agreement to the contrary, the liabilities and obligations of Seller hereunder shall be the liabilities of Seller only, and shall not be the liabilities or obligations of PAMI, any Affiliate of either of such parties, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same. Any recourse by Purchaser for any breach or default of Seller under this Agreement or with respect to any liability or obligation related thereto shall be solely against the Premises and not any other assets of Seller and there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against PAMI, any Affiliate of either of such parties, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same.

11.22 Time of Essence. Time is of the essence with respect to this Agreement.

11.23 Jurisdiction. AS PART OF THE CONSIDERATION OF THIS AGREEMENT, PURCHASER HEREBY CONSENTS TO AND AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COMMONWEALTH OF PENNSYLVANIA OVER ANY CLAIMS OR DISPUTES AS TO MATTERS PERTAINING TO THIS AGREEMENT OR ARISING THEREFROM. PURCHASER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON PURCHASER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO PURCHASER AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. PURCHASER WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

11.24 Waiver of Jury Trial. IT IS MUTUALLY AGREED BY AND BETWEEN SELLER AND PURCHASER THAT THE RESPECTIVE PARTIES HERETO SHALL AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THIS WAIVER AND HAS BEEN ADVISED BY COUNSEL AS NECESSARY OR APPROPRIATE. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY BY THE PARTIES HERETO.

11.25 No Recording. Neither this Agreement, nor a memorandum hereof, shall be recorded in any public office.

11.26 Submission of Draft. The submission of this Agreement or any draft hereof by Seller to Purchaser or its representatives shall not constitute an offer capable of acceptance. The terms and conditions of this Agreement shall not be binding on the parties unless and until this Agreement is completely executed by both Seller and Purchaser.

11.27 Formal Tender. The formal tender of an executed deed and the Purchase Price are hereby waived, but nothing herein contained shall be construed as a waiver of Seller’s obligation to deliver the deed and/or the concurrent obligation of Purchaser to pay the Purchase Price at Closing.

11.28 Bulk Sales. The Premises constitutes fifty-one percent (51%) or more of the real estate assets of Seller and PAMI located in the Commonwealth of Pennsylvania. Seller shall promptly, after the execution of this Agreement, give written notices (with a copy to Purchaser) identifying Purchaser as the purchaser as required under the Act of May, 25, 1939, P.L. 189, No. 97, 69 P.S. §529, the Act of May 29, 1951, P.L. 508, No. 126, 72 P.S. §1403(a), the Act of March 4, 1971, P.L. 6, No. 2, 72 P.S. §7240, and the Act of August 4, 1991, P.L. 97, No. 22, 72

P.S. §7321.1 and their respective amendments and shall obtain, as soon as practicable, any lien certificates which may be obtained pursuant to those laws. Copies of all such certificates shall be delivered to Purchaser promptly after receipt of same by Seller. Notwithstanding anything contained in this Agreement to the contrary, in the event that all such certificates are not obtained by Seller and PAMI on or prior to Closing, Seller shall not be in default under this Agreement, Purchaser shall remain obligated to purchase the Premises in accordance with the terms of this Agreement for the Purchase Price, and Seller and PAMI shall be permitted to remove any title objection arising out of such failure solely by indemnifying the Title Company, and with no obligation to escrow any funds or provide any collateral.

11.29 Zoning. The zoning classification of the Premises is C-5 under the Zoning Code of Philadelphia.

11.30 Post-Execution Matters. The parties hereto acknowledge and agree that, as of the Effective Date, except with respect to Exhibit A (the description of the Land), the parties have not reached agreement on the final form of the exhibits to this Agreement (“Exhibits”). Seller and Purchaser shall endeavor in good faith to reach agreement on the final form of the Exhibits (and to execute an amendment to this Agreement, acknowledging that the Exhibits are to be attached hereto) on or before five (5) business days from the Effective Date (“Post-Execution Delivery Date”); provided, however, that, if on or before the Post-Execution Delivery Date, Seller has not delivered to Purchaser (i) Exhibit B (list of Tangible Personal Property), (ii) Exhibit C (Personal Property of Seller), (iii) Exhibit D (Existing Leases), (iv) Exhibit F (copies of Contracts to be delivered to Purchaser), (v) Exhibit N (Seller’s Disclosure Statement), (vi) Exhibit O (material outstanding claims to Seller’s insurance policies), (vii) Exhibit P (Rent Roll), (viii) Exhibit Q (notice of termination or default under Leases), (ix) Exhibit R (commissions payable with respect to Leases), (x) Exhibit S (notice from insurers of defects or inadequacies), (xi) Exhibit T (Environmental Reports), (xii) Exhibit U (outstanding payments to contractors and/or suppliers), (xiii) Exhibit V (Service Contracts), and (xiv) Exhibit W (Must Take Service Contracts) (collectively, “Seller’s Post-Execution Deliveries”), the Inspection Date shall be extended, on a day for day basis, for each day from the Post-Execution Delivery Date to the date of Seller’s delivery to Purchaser of the last of the Seller’s Post-Execution Deliveries.

IN WITNESS WHEREOF, Seller and Purchaser, intending to be legally bound hereby, have duly executed and delivered this Agreement as of the Effective Date.

SELLER:

LB 833 CHESTNUT, LLC,
a Delaware limited liability company
by its agent

Trimont Real Estate Advisors, Inc.,
a Georgia corporation

By:	/s/ W. Alan Long
W. Alan Long
Vice President

PURCHASER:

DIGITAL REALTY TRUST, L.P.,
a Maryland limited partnership

By:	DIGITAL REALTY TRUST, INC.,
a Maryland corporation, its General Partner

	By:	/s/ Scott Peterson
	Name:	Scott Peterson
	Title:	Senior Vice President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

Escrow Agent, intending to be legally bound hereby, has executed this Agreement for the limited purposes of agreeing to the provisions of Article 10 herein.

ESCROW AGENT:

/s/ Commonwealth Land Title Co.

By:	/s/ Donald R. Hallman
Name:	Donald R. Hallman
Title:	SR. Senior Vice President

EXHIBIT A

LEGAL DESCRIPTION OF LAND

ALL THOSE TWO CERTAIN lots or pieces of ground with the buildings and improvements thereon erected as well as those portions of the said buildings and improvements as are built over and under the bed of Ranstead Street 25 feet wide between 8th Street and 9th Street.

SITUATE in the 5th Ward of the City of Philadelphia and described according to a Survey and Plan of Properties made for Gimbel Brothers, Inc. and Ninth Ward Realty Co. also Urban Investment and Development Co. by Fred J. Kubach, Surveyor and Regulator dated April 17th, 1979, revised April 19th, 1979 and updated September 8th, 1981 by Lawrence J. Cleary, Surveyor and Regulator of the 3rd Survey District as follows, to wit:

PREMISES “A”	Block 1 S 5 LOT 136

THE FIRST THEREOF, BEGINNING at a point formed by the intersection of the Northerly side of Chestnut Street (60 feet wide) with the Easterly side of 9th Street (50 feet wide); thence extending from said point of beginning Northwardly along the said Easterly side of 9th Street 173 feet to a point on the Southerly side of Ranstead Street (25 feet wide); thence extending Eastwardly along the said Southerly side of Ranstead Street 222 feet to a point; thence extending Southwardly on a line parallel with the said 9th Street, passing through a wall of the building erected hereon 173 feet to a point on the said Northerly side of Chestnut Street; thence extending Westwardly along the said Northerly side of Chestnut Street 222 feet to a point on the said Easterly side of 9th Street, being the first mentioned point and place of beginning.

CONTAINING in Area 38,406 Square Feet.

PREMISES “B”	Block 1 S 5 LOT 137

THE SECOND THEREOF, BEGINNING at a point formed by the intersection of the Northerly side of Ranstead Street (25 feet wide) with the Easterly side of 9th Street (50 feet wide); thence extending from said point of beginning, Northwardly along the said Easterly side of 9th Street 115 feet to a point; thence extending Eastwardly on a line parallel with Market Street, Ranstead Street, and former Ludlow Street, partly passing through the building erected hereon and partly passing through the building erected on the lot adjoining to the North, along the approximate North Edge of Columns, 134 feet 8 1/4 inches to a point; thence extending Southwardly on a line parallel with said 9th Street and 8th Street, passing along the average East face of the wall of the building erected hereon 93 feet 3 1/2 inches to a point; thence extending Eastwardly on a line parallel with said Market Street, Ranstead Street and former Ludlow Street passing along the average North face of the wall of the building erected hereon 91 feet 4 3/4 inches to a point; thence extending Southwardly on a line parallel with said 9th Street and 8th Street, 15 feet 10 1/2 inches to a point; thence Eastwardly on a line parallel with said Market Street, Ranstead Street and former Ludlow Street 2 feet 1 3/8 inches to a point; thence extending Southwardly on a line parallel with said 9th Street and 8th Street 5 feet 10 inches to a point on the Northerly side of Ranstead Street; thence extending Westwardly along the said Northerly side of Ranstead Street 228 feet 0 3/8 inches to a point on the said Easterly side of 9th Street, being the first mentioned point and place of beginning.

EXHIBIT Y-1